EXHIBIT 99.1

           American River Bankshares Continues Shareholder Value Plan
                           by Issuing a Stock Dividend

Sacramento, CA, November 20, 2008 - American River Bankshares [NASDAQ - GS:
AMRB] announced a 5% stock dividend on the outstanding shares of common stock of the Company payable on December 18, 2008 to shareholders of record on December 3, 2008.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, at the per share price at the close of business on December 3, 2008.

On October 16, 2008, American River Bankshares announced the financial results of the third quarter of 2008. This marked American River Bankshares' 99th consecutive profitable quarter, reporting year-to-date profits exceeding $5.7 million, capital levels above all regulatory measures at $61.6 million and Return on Average Tangible Equity of 17.70%. Also during the 3rd quarter of 2008, the Company declared a quarterly cash dividend of 15 cents per share, paying 45 cents per share year to date.

This is the 13th stock dividend issued by American River Bankshares and is part of a plan established in 1992 to enhance shareholder value that includes profitability, dividends and capital management.


About American River Bankshares
-------------------------------
American River Bankshares (NASDAQ - GS: AMRB) is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.


Forward-Looking Statement
-------------------------
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.


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